As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOCUMENT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0485994
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6339 Paseo Del Lago

Carlsbad, California 92009

(Address, including Zip Code, of Principal Executive Offices)

DOCUMENT SCIENCES CORPORATION

2004 STOCK INCENTIVE PLAN

(Full Title of Plan)

John L. McGannon

President, Chief Executive Officer and Chief Financial Officer

Document Sciences Corporation

6339 Paseo Del Lago

Carlsbad, California 92009

(760) 602-1400

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

John M. Williams, Esq.

Gibson, Dunn & Crutcher LLP

4 Park Plaza

Irvine, California 92614

(949) 451-3800

CALCULATION OF REGISTRATION FEE

Title of Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	900,000	$5.415	$4,873,500	$617.47

(1)	Each share of Common Stock of Document Sciences Corporation includes a right to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock pursuant to the Rights Agreement between Document Sciences Corporation and U.S. Stock Transfer Corporation, as Rights Agent, dated May 11, 2001. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers shares which may be issued pursuant to antidilution provisions set forth in the Document Sciences Corporation 2004 Stock Incentive Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price for the Common Stock of Document Sciences Corporation as reported on June 16, 2004 on The Nasdaq SmallCap Market.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Document Sciences Corporation, a Delaware corporation (the “Registrant”), and relates to 900,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Registrant’s 2004 Stock Incentive Plan (the “Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*         Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has previously filed with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 19, 2004.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 11, 2004.

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended December 31, 2003.

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 10, 1996 pursuant to Section 12(g) of the Exchange Act, as amended on August 9, 1996, including any amendment or report filed for the purpose of updating such description.

(e)	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A (Registration No. 000-20981), filed with the Securities and Exchange Commission May 14, 2001, and any amendments or reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable for monetary damages for breach of fiduciary duty as directors to the Registrant or its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain under Delaware law. Further, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

In addition, the Registrant’s Amended and Restated Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent permitted by the DGCL. The Registrant is required to indemnify a director or officer in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors of the Registrant. The Registrant’s Amended and Restated Bylaws further provide that the Registrant shall pay the expenses (including attorneys’ fees) incurred by a director or officer of the Registrant entitled to indemnification in defending any such action, suit or proceeding in advance of its final disposition provided such director or officer undertakes to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to such indemnification. The Registrant’s Amended and Restated Bylaws provide that the foregoing indemnification rights shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. The Registrant’s Amended and Restated Bylaws also provide for permissible indemnification of employees and other agents to the fullest extent permitted by the DGCL.

The Registrant also has entered into contractual agreements with each of its directors and certain officers of the Registrant designated by the Board to indemnify such individuals to the fullest extent permitted by law. Furthermore, the Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of acts or omissions committed or suffered while acting as a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2004).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-06349)).

4.4	Stockholder Rights Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 4, 2002).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

99.1	Document Sciences Corporation 2004 Stock Incentive Plan (incorporated by reference from Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2004).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 18th day of June, 2004.

DOCUMENT SCIENCES CORPORATION

By:	/s/ JOHN L. McGANNON
John L. McGannon President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints JOHN L. McGANNON his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ JOHN L. McGANNON John L. McGannon	President, Chief Executive Officer, Chief Financial Officer and Director	June 18, 2004

/s/ THOMAS L. RINGER Thomas L. Ringer	Chairman of the Board of Directors	June 18, 2004

/s/ BARTON L. FABER Barton L. Faber	Director	June 18, 2004

/s/ COLIN J. O’BRIEN Colin J. O’Brien	Director	June 18, 2004

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2004).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-06349)).

4.4	Stockholder Rights Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 4, 2002).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

99.1	Document Sciences Corporation 2004 Stock Incentive Plan (incorporated by reference from Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2004).